UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

SUNPEAKS VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue
Silver Spring, MD 20910
(Address of principal executive offices) (zip code)

(204) 898-8160
(Registrant’s telephone number, including area code)

_________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on December 31, 2012, Eric Clarke was appointed as our Chief Financial Officer, to serve until his successor is appointed.  Prior to this appointment, we did not have an appointed Chief Financial Officer.

Eric Clarke, age 39, has served as our Chief Financial Officer since December 31, 2012.  Mr. Clarke brings over 17 years of extensive health care and financial expertise.  From January through August 2012, Mr. Clarke was pursuing personal opportunities.  Beginning in September 2012 and until his appointment as the CFO, Mr. Clarke provided consulting services to us regarding our financial reporting requirements.  From 2008 through 2011, Mr. Clarke served as an Assistant Vice President at MedStar Health, a $4 billion diversified health system in the Washington D.C. region.  As the leader in charge of the Internal Audit function, Mr. Clarke oversaw all financial and operational audits, was instrumental in building an effective internal audit function, and reported to the Audit and Compliance Committee of Medstar Health.  Prior to MedStar, from 2006 to 2008, Mr. Clarke served as the Managing Director in charge of the Washington D.C. Risk Management Practice for Accume Partners, a national professional services firm, providing expert advice and service in forensic accounting, SEC reporting, and Sarbanes-Oxley Compliance.  Mr. Clarke has authored numerous presentations and articles in the accounting and compliance arena, as well as been featured in several publications, such as Compliance Week and Practical Accountant.  Mr. Clarke is a member of the Virginia Society of Certified Public Accountants, holds a Master’s Degree in Accounting from George Washington University and a Bachelor’s Degree from Wheaton College.

There are no family relationships between Mr. Clarke and any of our other officers or directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunpeaks Ventures, Inc.

Dated: January 7, 2013	By:	/s/ Mackie Barch
Mackie Barch
President and Chief Executive Officer

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